Exhibit 10.1

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

CALIFORNIA DEPARTMENT OF FINANCIAL INSTITUTIONS

SAN FRANCISCO, CALIFORNIA

)
In the Matter of	)
	)	CONSENT ORDER
MONTEREY COUNTY BANK	)
MONTEREY, CALIFORNIA	)	FDIC-10-633b
)
(INSURED STATE NONMEMBER BANK))
)

The Federal Deposit Insurance Corporation (“FDIC”) is the appropriate Federal banking agency for Monterey County Bank, Monterey, California (“Bank”) under Section 3(q) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. § 1813(q)(3). The California Department of Financial Institutions (“CDFI”) is the appropriate State banking agency for the Bank under Division 1 of the California Financial Code.

The Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a Stipulation to the Issuance of a Consent Order (“Stipulation”), dated August 23, 2010, that is accepted by the FDIC and the CDFI. With the Stipulation, the Bank has consented, without admitting or denying any charges of unsafe or unsound banking practices relating to management, asset quality, and liquidity, to the issuance of this Consent Order (“Order”) by the FDIC and the CDFI pursuant to Section 8(b)(1) of the FDI Act, and Section 1913 of the California Financial Code.

Having determined that the requirements for issuance of an order under Section 8(b) of the FDI Act, 12 U.S.C. § 1818(b), and Section 1913 of the California Financial Code have been satisfied, the FDIC and the CDFI hereby order that:

1.             The Bank shall have and retain qualified management.

(a)           Each member of management shall have qualifications and experience commensurate with his or her duties and responsibilities at the Bank. Management shall include the following: (i) a chief executive officer with proven ability in managing a bank of comparable size and risk profile; (ii) a chief financial officer with proven ability in all aspects of financial management; and (iii) a senior lending officer with significant lending, collection, and loan supervision experience and experience in upgrading a low quality loan portfolio. Each member of management shall be provided appropriate written authority from the Board to implement the provisions of this Order.

(b)           The qualifications of management shall be assessed on its ability to:

(i)            comply with the requirements of this Order;

(ii)           operate the Bank in a safe and sound manner;

(iii)          comply with applicable laws and regulations; and

(iv)          restore all aspects of the Bank to a safe and sound condition, including asset quality, capital adequacy, earnings, management effectiveness, liquidity, and sensitivity to market risk.

(c)           During the life of this Order, the Bank shall notify the Regional Director of the FDIC’s San Francisco Regional Office (“Regional Director”) and the Commissioner of the California Department of Financial Institutions (“Commissioner”) in writing when it proposes to add or replace any individual on the Board, or employ any individual to serve as a senior executive officer, or change the responsibilities of any existing senior executive officer to include the responsibilities of another senior executive officer position. The term “senior executive officer” shall have the same meaning ascribed to it in Part 303 of the FDIC’s Rules and Regulations, 12 C.F.R. § 303.101. The notification shall include a completed Interagency Biographical and Financial Report and Interagency Change in Director or Senior Executive Officer and must be received at least 30 days before the addition, employment or change of responsibilities is intended to become effective. The Regional Director and the Commissioner shall have the power under the authority of this Order to disapprove the addition, employment or change of responsibilities of any proposed officer or director.

(d)           The requirement to submit information and the prior disapproval provisions of this paragraph are based upon the authority of 12 U.S.C. § 1818(b) and do not require the Regional Director and the Commissioner to complete their review and act on any such information or authority within 30 days, or any other timeframe. The Bank shall not add, employ or change the responsibilities of any proposed director or senior executive officer until such time as the Regional Director and the Commissioner have completed their review.

2.             (a)           Within 120 days of the effective date of this Order, the Bank shall achieve and maintain its Tier 1 capital in such an amount to ensure that the Bank’s leverage ratio equals or exceeds 9 percent.

(b)           Within 120 days of the effective date of this Order, the Bank shall maintain its total risk-based capital ratio in such an amount as to equal or exceed 12 percent.

(c)           Within 60 days from the effective date of this Order, the Bank shall develop and adopt a plan to maintain the capital requirements of this Order and to comply with the FDIC’s Statement of Policy on Risk-Based Capital contained in Appendix A to Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325, Appendix A. Such plan and its implementation shall be in a form and manner acceptable to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations. The capital plan must include a contingency plan in the event that the Bank has (i) failed to maintain the minimum capital ratios required by subparagraph 2(a) and 2(b); (ii) failed to submit an acceptable capital plan as required by this subparagraph; or (iii) failed to implement or adhere to a capital plan to which the Regional Director and the Commissioner have taken no written objection pursuant to this subparagraph. The contingency plan shall address other strategic alternatives, including but not limited to the sale of control or merger of the Bank. The Bank shall implement the contingency plan upon written notice from the Regional Director and the Commissioner.

(d)           The level of capital to be maintained during the life of this Order shall be in addition to a fully funded allowance for loan and lease losses (“ALLL”), the adequacy of which shall be satisfactory to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations. Any increase in Tier 1 capital necessary to meet the requirements of this paragraph may not be accomplished through a deduction from the Bank’s ALLL.

(e)           If all or part of the increase in capital required by this Order is accomplished by the sale of new Bank securities, the Board shall adopt and implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held or controlled by them in favor of the plan. Should the implementation of the plan involve a public distribution of the Bank’s securities (including a distribution limited only to the Bank’s existing shareholders), the Bank shall prepare offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and any other material disclosures necessary to comply with all applicable State and Federal securities laws. Prior to the implementation of the plan and, in any event, not less than 20 days prior to the dissemination of such materials, the plan and any materials used in the sale of the securities shall be submitted to the FDIC, Registration, Disclosure and Securities Unit, 550 17th St. N.W., Washington, D.C. 20429, for review, and to the Commissioner to obtain any and all necessary securities permits or other approvals. Any changes requested by the FDIC or the Commissioner shall be made prior to dissemination. If the increase in capital is provided by the sale of noncumulative perpetual preferred stock, then all terms and conditions of the issue, including but not limited to those terms and conditions relative to interest rate and convertibility factor, shall be presented to the Regional Director and the Commissioner for prior approval.

(f)            Subject to obtaining all required prior authorizations, permits or other approvals from the Commissioner, the Bank shall promptly revise or supplement the offering materials it is using in connection with the offer and sale of its securities to fully and fairly disclose every material change or development regarding the Bank and its operation, including every planned change that would be material, that occurs during the offering of the securities. The Bank shall provide the revised offering materials or supplement, along with a notice that the subscriber may rescind its subscription, to each subscriber that has submitted a subscription for the Bank’s securities before receiving the revised offering materials or supplement for at least ten (10) days before accepting the subscriber’s subscription.

(g)           In complying with the provisions of this paragraph, the Bank shall provide to any subscriber and/or purchaser of the Bank’s securities, a written notice of any planned or existing development or other changes which are materially different from the information reflected in any offering materials used in connection with the sale of Bank securities. The written notice required by this paragraph shall be furnished within 10 days from the date such material development or change was planned or occurred, whichever is earlier, and shall be furnished to every subscriber and/or purchaser of the Bank’s securities who received or was tendered the information contained in the Bank’s original offering materials.

(h)           For the purposes of this Order, the terms “leverage ratio”, “Tier 1 capital” and “total risk-based capital ratio” shall have, the meanings ascribed to them in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. §§ 325.2(m), 325.2(v), 325.2(y), and Appendix A.

3.             The Bank shall not pay cash dividends or make any other payments to its shareholders without the prior written consent of the Regional Director and the Commissioner.

4.             As of the effective date of this Order, the Bank shall eliminate from its books, by charge-off or collection, all assets classified “Loss” in the February 16, 2010 joint Report of Examination (“ROE”) that have not been previously collected or charged off. Elimination of these assets through proceeds of other loans made by the Bank is not considered collection for the purpose of this paragraph.

5.             (a)           Within 90 days from the effective date of this Order, the Bank shall formulate a written plan to reduce the Bank’s risk exposure in each asset adversely classified “Substandard” or “Doubtful” in the ROE. For purposes of this provision, “reduce” means to collect, charge off, or improve the quality of an asset so as to warrant its removal from adverse classification by the Regional Director and the Commissioner. In developing the plan mandated by this paragraph, the Bank shall, at a minimum, and with respect to each such adversely classified loan or lease, review, analyze, and document the financial position of the borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank’s collateral position.

(b)           The plan mandated by this provision shall also include, but not be limited to, the following:

(i)            A schedule for reducing the outstanding dollar amount of each such adversely classified asset, including timeframes for achieving the reduced dollar amounts (at a minimum, the schedule for each such adversely classified asset must show its expected dollar balance on a quarterly basis);

(ii)           Specific action plans intended to reduce the Bank’s risk exposure in each such classified asset;

(iii)          A schedule showing, on a quarterly basis, the expected consolidated balance of all such adversely classified assets, and the ratio of the consolidated balance to the Bank’s projected Tier 1 capital plus the ALLL;

(iv)          A provision for the Bank’s submission of monthly written progress reports to its Board; and

(v)           A provision mandating Board review of the progress reports, with a notation of the review recorded in the minutes of the meeting of the Board.

(c)           The Bank shall, immediately upon completion, submit the plan to the Regional Director and the Commissioner for review and comment. Within 30 days from receipt of any comment from the Regional Director and the Commissioner, and after due consideration of any recommended changes, the Board shall approve the plan, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the plan.

6.             (a)           Beginning with the effective date of this Order, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, “Loss” and is uncollected. This paragraph shall not prohibit the Bank from renewing or extending the maturity of any credit in accordance with the Financial Accounting Standards Board Statement Number 15 (“FASB 15”).

(b)           Beginning with the effective date of this Order, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or part, “Doubtful” or “Substandard” without the prior approval of a majority of the Board or loan committee of the Bank.

7.             Within 45 days from the effective date of this Order, the Board shall review the appropriateness of the Bank’s allowance for loan and lease losses (“ALLL”) and establish a comprehensive policy for determining an appropriate level of the ALLL, including documenting its analysis according to the standards set forth in the July 25, 2001 Interagency Policy Statement on Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Associations. For the purpose of this determination, an appropriate ALLL shall be determined after the charge-off of all loans or other items classified “Loss.” The policy shall provide for a review of the ALLL at least once each calendar quarter. Said review shall be completed in order that the findings of the Board with respect to the ALLL are properly reported in the quarterly Reports of Condition and Income. The review shall focus on the accounting standards set forth in FAS 5 and FAS 114, the results of the Bank’s internal loan review, loan and lease loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions. A deficiency in the ALLL shall be remedied in the calendar quarter it is discovered, prior to submitting the Report of Condition, by a charge to current operating earnings. The minutes of the Board meeting at which such review is undertaken shall indicate the results of the review. The Bank’s policy for determining the adequacy of the Bank’s ALLL and its implementation shall be satisfactory to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.

8.             (a)           Within 60 days from the effective date of this Order, the Bank shall develop or revise, adopt, and implement written lending and collection policies to provide effective guidance and control over the Bank’s lending function. Such policies and their implementation shall be satisfactory to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.

(b)           The policies required by this paragraph shall, at a minimum, include the following:

(i)            provisions that require complete loan documentation, realistic repayment terms, and current credit information adequate to support the outstanding indebtedness of the borrower. Such documentation shall include current financial information, profit and loss statements or copies of tax returns and cash flow projections;

(ii)           provisions that establish standards for unsecured credit;

(iii)          provisions that establish officer lending limits;

(iv)          provisions that require the preparation of a loan “watch list” that shall include relevant information on all loans in excess of $500,000, which are classified “Substandard” and “Doubtful” in the ROE, or by the FDIC or CDFI in subsequent Reports of Examination and all other loans in excess of $500,000, which warrant individual review and consideration by the Board as determined by the loan committee or active management. The loan “watch list” shall be presented to the Board for review at least monthly with such review noted in the minutes;

(v)           provisions that require an accurate internal grading system;

(vi)          provisions that require independent loan review; and

(vii)         the Board shall adopt procedures whereby officer compliance with the revised loan policy is monitored and responsibility for exceptions thereto assigned. The procedures adopted shall be reflected in minutes of a Board meeting at which a quorum is present and the vote of each Director is noted.

9.             Within 60 days from the effective date of this Order, the Bank shall develop or revise, adopt, and implement a written liquidity and funds management policy that adequately addresses liquidity needs and contingency funding, appropriately reduces its reliance on non-core funding sources, and complies with the Guidance on Liquidity Risk Management, FIL-84-2008, dated August 26, 2008. Such policy and its implementation shall be satisfactory to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.

10.          (a)           During the life of this Order, the Bank shall comply with the provisions of section 337.6 of the FDIC’s Rules and Regulations, 12 C.F.R. § 337.6.

(b)           Within 60 days from the effective date of this Order the Bank shall submit to the Regional Director and the Commissioner a written plan for eliminating its reliance on brokered deposits. The plan shall contain details as to the current composition of brokered deposits by maturity and explain the means by which such deposits will be reduced. For purposes of this Order, brokered deposits are defined as described in section 337.6(a)(2) of the FDIC’s Rules and Regulations, 12 C.F.R. § 337.6(a)(2). Such plan and its implementation shall be satisfactory to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.

11.          Within 120 days from the effective date of this Order, the Bank shall develop or revise, adopt, and implement a written plan addressing retention of profits, reducing overhead expenses, and setting forth a comprehensive budget covering the period January 1, 2011, to December 31, 2013. The plan required by this Paragraph shall contain formal goals, strategies and benchmarks which are consistent with sound banking practices to improve the Bank’s net interest margin, increase interest income, reduce discretionary expenses, and improve and sustain earnings of the Bank. It shall also contain a thorough description of the operating assumptions that form the basis for, and adequately support, each major component of the plan. Such plan and its implementation shall be satisfactory to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.

(b)           Following the end of each calendar quarter, the Board shall evaluate the Bank’s actual performance in relation to the plan and shall record the results of the evaluation, and any actions taken by the Bank, in the minutes of the Board meeting at which such evaluation is undertaken.

12.          Within 120 days from the effective date of this Order, the Bank shall develop or revise, adopt, and implement a written three-year strategic plan. Such plan shall be submitted to the Regional Director and the Commissioner and shall include specific goals for the dollar volume of total loans, total investment securities, and total deposits as of year-end 2011, 2012, and 2013. For each time frame, the plan will also specify:

(b)           the anticipated average maturity and average yield on loans and securities;

(c)           the average maturity and average cost of deposits;

(d)           the level of earning assets as a percentage of total assets; and

(e)           the ratio of net interest income to average earning assets.

Such plan and its implementation shall be satisfactory to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.

13.          The Bank shall not engage in any expansionary activities, including opening any branches, without the prior written consent of the Regional Director and the Commissioner.

14.          The Bank shall notify the Regional Director and the Commissioner no less than one business day in advance of making a planned public announcement or notification regarding changes in the Bank’s financial condition, executive management or Board.

15.          Within 30 days of the end of the first quarter following the effective date of this Order, and within 30 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Regional Director and the Commissioner detailing the form and manner of any actions taken to secure compliance with this Order and the results thereof. Such reports may be discontinued when the corrections required by this Order have been accomplished and the Regional Director and the Commissioner have released the Bank in writing from making further reports.

16.          Following the effective date of this Order, the Bank shall provide a copy of the Order or otherwise furnish a description of the Order to its shareholder(s) in conjunction with:

(a)           the Bank’s next shareholder communication; and

(b)           the notice or proxy statement preceding the Bank’s next shareholder meeting.

The description shall fully describe the Order in all material respects. The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Division of Supervision and Consumer Protection, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Washington, D.C. 20429, at least 20 days prior to dissemination to shareholders. Any changes requested to be made by the FDIC shall be made prior to dissemination of the description, communication, notice, or statement.

The provisions of this Order shall not bar, estop, or otherwise prevent the FDIC, the CDFI, or any other federal or state agency or department from taking any other action against the Bank or any of the Bank’s current or former institution-affiliated parties, as that term is defined in Section 3(u) of the FDI Act, 12 U.S.C. § 1813(u).

This Order will become effective upon its issuance by the FDIC and the CDFI.

The provisions of this Order shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof.

The provisions of this Order shall remain effective and enforceable except to the extent that and until such time as any provision has been modified, terminated, suspended, or set aside by the FDIC and the CDFI.

Violation of any provisions of this Order, will be deemed to be conducting business in an unsafe or unsound manner, and will subject the Bank to further regulatory enforcement action.

Issued pursuant to delegated authority

Dated at San Francisco, California, this 1st day of September, 2010.

/s/ Kathy Moe for	/s/ Scott D. Cameron
J. George Doerr	Scott D. Cameron
Deputy Regional Director	Chief Examiner
Risk Management	California Department of
Division of Supervision and Consumer Protection	Financial Institutions
San Francisco Region
Federal Deposit Insurance Corporation